Exhibit 28.1




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                                                FOR IMMEDIATE RELEASE
                                                FEBRUARY 8, 1999
                                                FOR ADDITIONAL INFORMATION
                                                CONTACT:  DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311



    Northeast Indiana Bancorp Now Offers More Financial Planning Alternatives

Huntington, Indiana-February 8, 1999-The Financial professionals at First Federal Savings Bank, a subsidiary of Northeast Indiana Bancorp, Inc., continues to maintain their commitment to quality products and services for their clients. That is why they are pleased to announce an association with VESTAX Securities Corporation (broker/dealer).

Northeast Indiana Financial, Inc. was established as a subsidiary of First Federal Savings Bank to provide brokerage services through the purchase of mutual funds, annuities, stock, and bonds.

Joe Byers, Financial Representative of Northeast Indiana Financial, says the decision to join VESTAX is a positive one. Clients now have the advantage of investment alternatives with top-rated mutual funds, fee-based asset management programs, stocks and bonds, variable life insurance and variable annuity companies. This gives Northeast Indiana Financial professionals the ability to tailor a well-structured, unique investment portfolio to meet the individual needs of each of their clients.

Northeast Indiana Financial helps its clients prepare for retirement and seeks to achieve maximum growth of their financial assets. The financial professionals at Northeast Indiana Financial also show their clients how to save money through a variety of tax planning strategies and help them to preserve their assets for their children and grandchildren with an appropriate estate plan. For more information on financial services please contact Joe Byers at (219) 358-4680

Joe Byers participates in numerous national industry seminars and conferences, obtaining up-to-date information on current trends, products and innovations within the financial services industry. He has earned an Undergraduate Degree in Business from Purdue University. He is a member of Rotary, United Way, and Salvation Army and has more than 28 years experience in the financial services industry.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB'.